Exhibit 16.1

[LETTERHEAD OF SALBERG & COMPANY, P.A.]

November 22, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	MeetMe, Inc. Commission File 001-33105

We were previously the independent registered public accounting firm for MeetMe, Inc. and under the date of March 14, 2013, we reported on the consolidated financial statements of MeetMe, Inc. and Subsidiaries, as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012.

Effective November 21, 2013 we were dismissed as the independent registered public accounting firm. We have read MeetMe, Inc.'s disclosures included in Item 4.01 "Changes in Registrant's Certifying Accountant" on MeetMe Inc's Form 8-K dated November 25, 2013 to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.